Exhibit 4.1

SUPPLEMENTAL INDENTURE

This SUPPLEMENTAL INDENTURE, dated as of May 20, 2011 (the “Supplemental Indenture”), is by and among Norcraft Companies, L.P., a Delaware limited partnership (the “Issuer”), Norcraft Finance Corp., a Delaware corporation (the “Co-Issuer” and, together with the Issuer, the “Issuers”), Norcraft Canada Corporation, a Nova Scotia unlimited liability company (the “Guarantor” and, collectively with the Issuers, the “Norcraft Parties”), and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”) and as collateral agent (the “Collateral Agent”) under the Indenture referred to below.

RECITALS

WHEREAS, the Norcraft Parties, the Trustee and the Collateral Agent have previously become parties to an Indenture, dated as of December 9, 2009 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), providing for the issuance of the Issuers’ 10-1/2% Senior Secured Second Lien Notes due 2015 (the “Notes”);

WHEREAS, the Norcraft Parties propose to amend the Indenture as contemplated by this Supplemental Indenture (such amendments, collectively, the “Amendments”);

WHEREAS, pursuant to Section 9.02 of the Indenture, the Norcraft Parties, the Trustee and the Collateral Agent may amend or supplement the Indenture as contemplated by this Supplemental Indenture with the consent of Holders of at least a majority in aggregate principal amount of the outstanding Notes;

WHEREAS, the Norcraft Parties have obtained the consent of Holders of at least a majority in aggregate principal amount of the outstanding Notes, pursuant to the Consent Solicitation Statement, dated May 16, 2011 (as amended, supplemented or otherwise modified from time to time, the “Consent Solicitation Statement”), to the Amendments upon the terms and subject to the conditions set forth therein;

WHEREAS, the Norcraft Parties have done all things necessary to make this Supplemental Indenture a valid agreement of the Norcraft Parties in accordance with the terms of the Indenture and have satisfied all other conditions required under Article Nine of the Indenture; and

WHEREAS, pursuant to Section 9.07, the Trustee and the Collateral Agent are authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, in order to effect the Amendments, the Norcraft Parties agree with the Trustee and the Collateral Agent as follows:

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

1.1 Definitions. Except as otherwise expressly provided herein or unless the context otherwise requires, capitalized terms used but not defined in this Supplemental Indenture shall have the meanings assigned to them in the Indenture.

1.2 Effect of Headings. The Article and Section headings in this Supplemental Indenture are for convenience only and shall not affect the construction of the Indenture or this Supplemental Indenture.

1.3 Successors. All agreements of the Norcraft Parties in this Supplemental Indenture shall bind their respective successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successor.

1.4. Severability. In case any one or more of the provisions in this Supplemental Indenture shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

1.5 Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision which is required or deemed to be included in this Supplemental Indenture by the Trust Indenture Act of 1939, as amended (the “Act”), as in force at the date this Supplemental Indenture is executed, such required or deemed provision shall control.

1.6 Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, express or implied, shall give to any person, other than the parties to this Supplemental Indenture and their successors hereunder and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under this Supplemental Indenture.

1.7 Governing Law. This Supplemental Indenture will be governed by, and construed in accordance with, the laws of the State of New York, as applied to contracts made and performed within the State of New York, without regard to principles of conflicts of law.

1.8 Reference to and Effect on the Indenture.

(a) On and after the Operative Date (as defined in Section 2.1 below), each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as supplemented by this Supplemental Indenture, unless the context otherwise requires.

(b) Except as specifically amended by this Supplemental Indenture on the Operative Date, the Indenture and the Notes are hereby ratified and confirmed and all of the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of the Notes heretofore and hereafter authenticated and delivered under the Indenture shall be bound hereby.

ARTICLE II

AMENDMENTS OF THE INDENTURE

2.1 Amendment to Indenture. Following the execution and delivery by the Norcraft Parties, the Trustee and the Collateral Agent of this Supplemental Indenture, the terms hereof shall become operative on the date (the “Operative Date”) the Issuer has paid the Consent Fees (as defined in the Consent Solicitation Statement) in accordance with and as contemplated by the Consent Solicitation Statement.

2.2 Amendment of Section 1.01.

(a) As of the Operative Date, Section 1.01 is amended by adding the following definition:

“Add-On Notes” has the meaning set forth in Section 4.10(b)(2).

(b) As of the Operative Date, Section 1.01 is amended by deleting the definition of “Intercreditor Agreement” in its entirety and replacing it with the following:

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Issue Date, by and among UBS AG, Stamford Branch, in its capacity as administrative agent and collateral agent pursuant to the Credit Agreement, the holders of any Other Pari Passu Secured Indebtedness from time to time (or any agent or representative on their behalf), the Trustee, the Collateral Agent, the Issuer and the Guarantors, as amended, amended and restated, supplemented, modified or replaced from time to time.

(c) As of the Operative Date, Section 1.01 is amended by deleting the last sentence of the definition of “Other Pari Passu Secured Indebtedness and replacing it with the following:

“Other Pari Passu Secured Indebtedness” does not include the Notes and the Note Guarantees issued on the Issue Date, any Additional Notes and the related Note Guarantees and any Exchange Notes and the related Note Guarantees issued in exchange for the Notes and the Note Guarantees issued on the Issue Date and any Additional Notes and the related Note Guarantees, as the case may be.

(d) As of the Operative Date, Section 1.01 is amended by deleting clause (12) of the definition of “Permitted Liens” and replacing it with the following:

(12) Liens securing the Notes (including the Add-On Notes, but excluding any other Additional Notes) and the related Note Guarantees and Liens securing any Exchange Notes and the related Note Guarantees issued or to be issued in exchange therefor pursuant to the Registration Rights Agreement.

2.3 Amendment of Section 4.10(b)(2). As of the Operative Date, Section 4.10(b)(2) is hereby deleted in its entirety and replaced with the following:

(2) (i) the Notes and the related Note Guarantees issued on the Issue Date, (ii) Additional Notes in an aggregate principal amount of up to $60 million (collectively, the “Add-On Notes”) and the related Note

Guarantees and (iii) any Exchange Notes and the related Note Guarantees issued or to be issued in exchange for the Notes and the related Note Guarantees issued on the Issue Date and any Add-On Notes and the related Note Guarantees, as the case may be, pursuant to the Registration Rights Agreement; provided that the proceeds of the Add-On Notes shall be used first to Retire Parent Debt (including the payment of premium, accrued and unpaid interest and fees and expenses in connection therewith) and, if the Parent Debt is fully Retired, any excess proceeds may be used for any other purpose not prohibited hereunder.

2.4 Amendment of Section 4.11(b)(12). As of the Operative Date, clause of Section 4.11(b)(12) is hereby deleted in its entirety and replaced with the following:

(12) Restricted Payments for the purpose of enabling (A) Parent to Retire Parent Debt (including the payment of premium, accrued and unpaid interest and fees and expenses in connection therewith), (B) the Issuer or its Restricted Subsidiaries to Retire Parent Debt (including the payment of premium, accrued and unpaid interest and fees and expenses in connection therewith), if, in the case of the preceding subclauses (A) and (B), (x) such Restricted Payment is made solely with the proceeds of Indebtedness of the Issuer and its Subsidiaries incurred in compliance with Section 4.10(b)(15) and Parent Debt is Retired contemporaneously with the incurrence of such Indebtedness, or (y) the Consolidated Net Leverage Ratio as of the date of such Restricted Payment, after giving effect to such Restricted Payment is less than or equal to 4.00 to 1.00 and as of the date of such Restricted Payment, after giving effect to such Restricted Payment, the Issuer has in excess of $20.0 million of unrestricted cash and cash equivalents (as determined in accordance with GAAP) on its consolidated balance sheet and no amounts (other than undrawn letters of credit) shall be outstanding under the revolving portion of any Credit Facility, or (C) Parent, the Issuer or its Restricted Subsidiaries to Retire Parent Debt (including the payment of premium, accrued and unpaid interest and fees and expenses in connection therewith) to the extent that such Restricted Payment is made with proceeds from the issuance of any Add-On Notes and Parent Debt is Retired contemporaneously with any such issuance; or

ARTICLE III

ADDITIONAL SUPPLEMENTAL INDENTURE

3.1 Additional Supplemental Indenture. Simultaneously and in connection with the consummation of the Notes Offering (as defined in the Consent Solicitation Statement), the Norcraft Parties, the Trustee and the Collateral Agent agree to execute and deliver an additional supplemental indenture, pursuant to which the Add-On Notes (as defined in the Indenture, as amended hereby) shall be issued.

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This Supplemental Indenture may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

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SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the date first written above.

NORCRAFT COMPANIES, L.P.,
as Issuer

By:	Norcraft GP, L.L.C.,
its General Partner

By:	/s/ LEIGH GINTER
Name: Leigh Ginter
Title: Chief Financial Officer

NORCRAFT FINANCE CORP.,
as Co-Issuer

By:	/s/ LEIGH GINTER
Name: Leigh Ginter
Title: Vice President

NORCRAFT CANADA CORPORATION,
as Guarantor

By:	/s/ LEIGH GINTER
Name: Leigh Ginter
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ JOSHUA A. HAHN
Name: Joshua A. Hahn
Title: Assistant Vice President

U.S. BANK NATIONAL ASSOCIATION,
as Collateral Agent

By:	/s/ JOSHUA A. HAHN
Name: Joshua A. Hahn
Title: Assistant Vice President

Supplemental Indenture (10-1/2% Senior Secured Second Lien Notes due 2015)